Exhibit 5.1

November 21, 2012

Universal Health Realty Income Trust

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, Pennsylvania 19406-0958

Ladies and Gentlemen:

We have acted as counsel to Universal Health Realty Income Trust, a Maryland real estate investment trust (the “Trust”), with respect to certain legal matters in connection with the Trust’s registration pursuant to a registration statement on Form S-3 (such registration statement, as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Trust from time to time, pursuant to Rule 415 under the Securities Act, of (i) common shares of beneficial interest of the Trust, $.01 par value per share (the “Common Shares”); (ii) preferred shares of beneficial interest of the Trust, $.01 par value per share (the “Preferred Shares”, and along with the Common Shares, the “Trust Shares”); and (iii) senior unsecured debt securities (the “Debt Securities”), that may be issued, in one or more series, pursuant to an indenture between the Trust and The Bank of New York Mellon Trust Company, N.A., as trustee, the form of which is filed as an exhibit to the Registration Statement (as it may be amended, the “Indenture”), and resolutions of the Board of Trustees of the Trust or one or more indentures supplemental thereto (the “Supplemental Documents”), having an aggregate initial public offering price not to exceed $50,000,000, in each case on terms to be determined at the time of offering by the Trust. The Trust Shares and Debt Securities are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus (the “Prospectus”) contained in the Registration Statement.

We have examined such records of the Trust, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS

MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

Universal Health Realty Income Trust

November 21, 2012

In addition, in connection with rendering the opinions set forth below, we have assumed that (i) the Declaration of Trust and Bylaws of the Trust will not have been amended in any manner that would affect any legal conclusion set forth herein, and any Articles Supplementary in respect of any series of Preferred Shares will be in conformity therewith and with applicable law; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Securities offered thereby; (iv) all Securities will be offered and sold in compliance with applicable federal and state securities or “blue sky” laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement; (v) the Indenture and any supplemental indentures relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto and the Debt Securities will have been validly executed and delivered by the Trust and validly executed, delivered and authenticated by the Trustee; (vi) each person signing the Indenture and any supplemental indentures will have the legal capacity and authority to do so; (vii) a definitive purchase, sales, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Trust and the other parties thereto; (viii) in the case of Preferred Shares of any series, the Board of Trustees of the Trust will have taken all necessary action to designate and establish the terms of such series in accordance with the Declaration of Trust of the Trust and Maryland law and appropriate Articles Supplementary to the Declaration of Trust will be prepared and filed with the Maryland State Department of Assessments and Taxation, and the terms of such series of Preferred Shares will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Trust and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Trust; (ix) certificates representing Trust Shares will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Trust, in each case in accordance with the provisions of the Trust’s Declaration of Trust and Bylaws; (x) there will be sufficient Common Shares or Preferred Shares authorized under the Trust’s Declaration of Trust and not otherwise issued or reserved for issuance; (xi) the purchase price for Trust Shares payable to the Trust or, if such shares are issuable upon conversion, exchange, redemption or exercise of other Securities, the consideration payable to the Trust for such conversion, exchange, redemption or exercise will not be less than the par value of such shares, in the case of Common Shares, or the lesser of such purchase price or such consideration, as the case may be, or the amount of such purchase price or such consideration, as the case may be, timely determined by the Trust’s Board of Trustees to constitute the stated capital applicable to such shares, in the case of shares of Preferred Shares; and (xii) any Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Universal Health Realty Income Trust

November 21, 2012

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1. With respect to the Trust Shares, when (i) the Trust has taken all necessary action to approve the issuance of the Trust Shares, the terms of the offering and related matters; and (ii) the Trust Shares have been issued and delivered in accordance with the terms of the applicable definitive purchase, sales, underwriting or similar agreement approved by the Trust upon payment of the consideration therefor provided for therein, the Trust Shares will be legally issued, fully paid and nonassessable with no personal liability attaching to ownership thereof other than as described under the caption “Description of the Trust’s Common Shares of Beneficial Interest and Preferred Shares of Beneficial Interest—Shareholder Liability” in the Prospectus.

2. With respect to the Debt Securities, when (i) the Indenture and any supplemental indentures relating to the Debt Securities have been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Trust has taken all necessary action to approve the issuance and terms of such Debt Securities; (iii) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture and the applicable Supplemental Documents so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Trust and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Trust; and (iv) such Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and the applicable Supplemental Documents and issued and sold as contemplated in the Registration Statement and upon payment of the consideration as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Trust, such Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Trust, enforceable against the Trust in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture or any Supplemental Documents that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (b) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers to be in writing; or (c) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the States of New York and Maryland and applicable federal laws of the United States of America and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving

Universal Health Realty Income Trust

November 21, 2012

such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.